Exhibit 99.1

      Boots & Coots Reports Fourth Quarter and Year-End Results

              Company Realizes Strongest Year in History


    HOUSTON--(BUSINESS WIRE)--March 20, 2007--Boots & Coots International Well Control, Inc. (AMEX:WEL), reported net income attributable to common stockholders of $4.5 million, or $0.07 per diluted share, for the fourth quarter ended December 31, 2006 compared to net income of $1.2 million, or $0.04 per diluted share, for the same period in 2005. Revenues for the fourth quarter of 2006 were $33.7 million compared to $5.9 million in the fourth quarter of 2005. The Company reported EBITDA (defined as earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) of $8.9 million for the 2006 fourth quarter compared to $1.9 million for the 2005 fourth quarter. The 2006 fourth quarter includes the operating results for the hydraulic workover/snubbing business acquired effective as of March 1, 2006.

    For the year ended December 31, 2006, the Company reported net income attributable to common stockholders of $11.8 million, or $0.21 per diluted share, compared to $1.9 million, or $0.06 per diluted share for 2005. Revenues for the year were $97.0 million compared to $29.5 million for 2005. EBITDA was $24.8 million in 2006 compared to $5.3 million for the prior year. Included in the 2006 operating results is ten months of results from the Company's acquired hydraulic workover/snubbing business. Boots & Coots recognized an effective tax rate of 34.4% in 2006 compared to 28.9% in 2005.

    "2006 was a true milestone for Boots & Coots. In 2005, our response business accounted for more than 50% of our revenue mix. In 2006 it accounted for less than 22%, thanks to our acquired hydraulic workover/snubbing services and our growing Safeguard business," stated Jerry Winchester, President and Chief Executive Officer. "In 2006 we exceeded $100 million in revenues on a pro forma basis. Pro forma revenues were $105.6 million, 52% higher than 2005 pro forma revenues, with Well Intervention growing 58% and Response growing 30%.

    "Growth in both segments reflects our strategy of gaining a geographic presence and then expanding that presence with additional service offerings. Our successes in Algeria and more recently in Libya are both great examples of this strategy, and we plan to use those as blueprints to expand our presence in other countries as well as here at home."

    Business Segment Results

    Well Intervention

    For the 2006 fourth quarter, the Well Intervention segment generated revenues of $22.5 million and EBITDA of $4.2 million compared to $3.5 million in revenues and $0.7 million in EBITDA in the 2005 fourth quarter, reflecting a revenue increase of 539% and an EBITDA increase of 520%. These increases were due primarily to the inclusion of results for the hydraulic well control business from and after March 1, 2006, the effective date of the acquisition, and quarter-over-quarter growth in the Company's Safeguard services of 106%. The hydraulic well control business contributed $15.8 million in revenues and $2.2 million in EBITDA in the fourth quarter of 2006. For the year, Well Intervention generated $76.7 million in revenues and $16.5 million in EBITDA, up 453% and 478%, respectively, in 2006 compared to revenues of $13.9 million and EBITDA of $2.8 million in 2005. The hydraulic well control business contributed $53.8 million in revenues and $13.0 million in EBITDA for the period from March 1, 2006 to December 31, 2006.

    Response

    For the 2006 fourth quarter, the Response segment generated revenues of $11.2 million and EBITDA of $4.8 million compared to $2.4 million in revenues and $1.3 million in EBITDA in the 2005 fourth quarter. For the year ended 2006, the Response segment generated $20.4 million in revenues and $8.3 million in EBITDA compared to $15.7 million in revenues and EBITDA of $2.4 million for 2005. Margins improved due to reduced third party pass-through charges, favorable pricing and operating leverage gained on increased activity.

    During the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants and directors; including employee stock options based on estimated fair values. For the quarter and year ended December 31, 2006, the Company incurred non-cash charges of $0.3 million, or $0.01 per diluted share, and $1.3 million, or $0.02 per diluted share, respectively, related to share based awards as compared to zero in both comparable periods in 2005.

    First Quarter Update

    The company expects revenues and net income in the first quarter of 2007 to be down from the fourth quarter of 2006. Response revenues will be significantly lower in the first quarter of 2007 and certain Well Intervention projects of customers in the Gulf of Mexico and Venezuela have been delayed. "The second quarter is historically a stronger quarter in the Gulf of Mexico so we expect that callout work will increase going forward," stated Mr. Winchester. "Based on our operating history, the apparent backlog in Venezuela and delays resulting from the change in operating control of fields, we expect those projects to resume in due course." Due to the cyclical nature of the Response business, as evidenced by the concentration of 2006 Response work in the last two quarters of the year, the company's Response revenues for the first quarter will approach the level of the first quarter of 2006.

    Conference Call

    Boots & Coots will hold its quarterly conference call to discuss 2006 results tomorrow, March 21, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 800-706-7745, passcode 'Boots & Coots'. To listen to the live webcast, log on to www.bncg.com/investor/invest.htm and click on the 2006 Earnings webcast link. A replay of the webcast will be available on the investor relations page of the Company's Web site within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 76298178. A copy of this press release and any other financial information about the period to be presented will be available at the Investor Relations section of the Company's Web site.

    About Boots & Coots

    Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Our business segments are Well Intervention and Response. The Well Intervention segment consists of services that are designed to enhance production for oil and gas operators and reduce the number and severity of critical well events such as well fires, blowouts or other losses of control at the well. The scope of these services includes training, contingency planning, well plan reviews, audits, inspection services and engineering services offered through our Safeguard programs and services offered in conjunction with our WELLSURE(R) risk management program. This segment also includes services performed by hydraulic workover and snubbing units that are used to enhance production of oil and gas wells. The Response segment consists of personnel, equipment and services provided during an emergency response such as a critical well event or a hazardous material response. These services include snubbing and other workover services provided during a response. For more information, visit the Company's Web site at www.boots-coots.com.

    Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's Web site at www.sec.gov.


            BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (000's except share and per share amounts)

                        Three Months Ended          Year Ended
                           December 31,            December 31,
                      ----------------------- -----------------------
                         2006        2005        2006        2005
                      ----------- ----------- ----------- -----------
                      (unaudited)             (unaudited)

  REVENUES(a)            $33,745      $5,873     $97,030     $29,537

  COST OF SALES,
   excluding
   depreciation and
   amortization           18,844       1,968      52,281      14,488
                      ----------- ----------- ----------- -----------

     Gross Margin         14,901       3,905      44,749      15,049

OPERATING EXPENSES         4,865       1,276      15,597       7,098
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES                  1,005         685       4,118       2,674
OTHER OPERATING
 EXPENSES                     85          --         259          --
DEPRECIATION AND
 AMORTIZATION              1,417         122       4,883         714
                      ----------- ----------- ----------- -----------

OPERATING INCOME           7,529       1,822      19,892       4,563

INTEREST EXPENSE AND
 OTHER, net                  751         132       2,860         655
                      ----------- ----------- ----------- -----------

INCOME BEFORE INCOME
 TAXES                     6,778       1,690      17,032       3,908
INCOME TAX EXPENSE         2,292         252       5,867       1,129
                      ----------- ----------- ----------- -----------

NET INCOME                 4,486       1,438      11,165       2,779
                      ----------- ----------- ----------- -----------

PREFERRED DIVIDEND
 REQUIREMENTS AND
 ACCRETIONS                   --         225        (616)        874
                      ----------- ----------- ----------- -----------

NET INCOME
 ATTRIBUTABLE TO
 COMMON STOCKHOLDERS      $4,486      $1,213     $11,781      $1,905
                      =========== =========== =========== ===========

Basic Earnings per
 Common Share:             $0.08       $0.04       $0.22       $0.06
                      =========== =========== =========== ===========

Weighted Average
 Common Shares
 Outstanding - Basic  58,893,000  29,536,000  53,772,000  29,507,000
                      =========== =========== =========== ===========

Diluted Earnings per
 Common Share:             $0.07       $0.04       $0.21       $0.06
                      =========== =========== =========== ===========

Weighted Average
 Common Shares
 Outstanding -
 Diluted              60,657,000  31,379,000  55,036,000  31,374,000
                      =========== =========== =========== ===========

(a) Revenues for the year ended December 31, 2005 include $5,341 of pass-through third-party charges related to one large job for personnel security. A lower level of charges was applicable for the year ended December 31, 2006.


    Information concerning operations in different business segments for the three months and year ended December 31, 2006 and 2005 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

                          Three Months Ended         Year Ended
                             December 31,           December 31,
                        ---------------------- -----------------------
                           2006       2005        2006        2005
                        ----------- ---------- ----------- -----------
                                        (in thousands)
                        (unaudited)            (unaudited)
Revenues
 Well Intervention         $22,505     $3,521     $76,653     $13,860
 Response                   11,240      2,352      20,377      15,677
                        ----------- ---------- ----------- -----------
                           $33,745     $5,873     $97,030     $29,537
                        ----------- ---------- ----------- -----------
EBITDA(a)
  Well Intervention        $ 4,180       $674    $ 16,472      $2,848
  Response                   4,766      1,270       8,303       2,429
                        ----------- ---------- ----------- -----------
                            $8,946     $1,944     $24,775      $5,277
                        ----------- ---------- ----------- -----------
Depreciation and
 Amortization (b)
  Well Intervention         $1,312        $72      $4,637        $310
  Response                     105         50         246         404
                        ----------- ---------- ----------- -----------
                            $1,417       $122      $4,883        $714
                        ----------- ---------- ----------- -----------
Operating Income
  Well Intervention        $ 2,868       $602    $ 11,835      $2,538
  Response                   4,661      1,220       8,057       2,025
                        ----------- ---------- ----------- -----------
                            $7,529     $1,822     $19,892      $4,563
                        ----------- ---------- ----------- -----------

(a) EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

(b) Depreciation has been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.


            BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
      RECONCILIATION BETWEEN CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
                             AMORTIZATION
                            (in thousands)

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                       (unaudited)             (unaudited)
Net Income                 $4,486      $1,438     $11,165      $2,779
Income Tax Expense         $2,292        $252      $5,867      $1,129
Interest Expense and
 Other, net                  $751        $132      $2,860        $655
Depreciation and
 Amortization              $1,417        $122      $4,883        $714
Earnings Before
 Interest, Taxes,
 Depreciation and
 Amortization (EBITDA)
 (a)                       $8,946      $1,944     $24,775      $5,277


(a) Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.


            BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                    December 31,
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
                                               (unaudited)
Current Assets                                    $52,347     $10,598

Current Liabilities (a)                           $26,835      $7,033

Total Working Capital (b)                         $25,512      $3,565

Total Assets                                     $101,017     $14,767

Long-Term Debt and Notes Payable (c)              $29,492      $3,939

Total Liabilities                                 $62,595     $10,972

Total Stockholders' Equity                        $38,422      $3,795


(a) December 31, 2005 includes $259 for the current portion of Troubled Debt Restructuring interest related to the 2000 refinancing of the Prudential Loan Agreement. The remaining amount at March 1, 2006 was credited to income as a result of the March 1, 2006 refinancing and acquisition.

(b) The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

(c) Net of current maturities of long-term debt. December 31, 2005 includes $339 for the long-term portion of Troubled Debt
 Restructuring interest related to the 2000 refinancing of the Prudential Loan Agreement. The remaining amount at March 1, 2006 was credited to income as a result of the March 1, 2006 refinancing and acquisition.

    CONTACT: Boots & Coots International Well Control, Inc., Houston
             Investor Contact:
             Jennifer Tweeton, 281-931-8884
             jtweeton@boots-coots.com
             or
             Company Contact:
             Chief Financial Officer
             Gabriel Aldape, 281-931-8884
             investorrelations@bncg.com